Exhibit 21
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                        Subsidiaries of the Registrant

The principal investment of Mid-America Bancorp is its 100% ownership of the outstanding capital stock of Mid-America Bank of Louisville and Trust Company. The subsidiaries of Mid-America Bancorp (other than Mid-America Bank of Louisville and Trust Company), if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. All subsidiaries are included in the consolidated financial statements.


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